Exhibit 8.1

[GREENBERG TRAURIG LETTERHEAD]

Greenberg Traurig, LLP
1000 Louisiana St
Houston TX 77002
Main Tel: 713 374 3500
Main Fax: 713 374 3505

April 13, 2010

Ferrellgas Partners, L.P.

Ferrellgas Partners Finance Corp.

7500 College Boulevard, Suite 1000

Overland Park, Kansas  66210

Ladies and Gentlemen:

We have acted as special tax counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”), and Ferrellgas Partners Finance Corp., a Delaware corporation (“Finance Corp” and, together with the Partnership, the “Issuers”), in connection with the issuance of $280,000,000 in aggregate principal amount of 8.625% senior unsecured notes due 2020 (the “Securities”).  The Securities are being issued under an indenture dated April 13, 2010 by and among the Issuers and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented by a first supplemental indenture dated April 13, 2010 setting forth the terms of the Securities (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and in accordance with an Underwriting Agreement dated March 31, 2010 (the “Underwriting Agreement”) by and among the Issuers, Ferrellgas, Inc., a Delaware corporation (the “General Partner”), and Wells Fargo Securities, LLC, as representative of the underwriters named therein (collectively, the “Underwriters”), relating to the sale of the Securities by the Issuers to the Underwriters.

The Securities are being issued pursuant to a prospectus supplement dated March 31, 2010 (the “Prospectus Supplement”), as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on April 1, 2010, a base prospectus dated April 13, 2009 (such base prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), and an effective Registration Statement on Form S-3 (Registration No. 333-157760) (as amended, the “Registration Statement”).  This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as expressly stated herein.  In formulating the opinions expressed below, we prepared the discussion set forth under the heading “Certain U.S. Federal Tax Considerations” in the Prospectus Supplement.

In rendering the opinions expressed herein, we have examined originals or copies of (i) the Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the Underwriting Agreement; (v) the Indenture; (vi) the Supplemental Indenture; (vii) the certificate of limited partnership and the limited partnership agreement of the Partnership; (viii) the certificates of incorporation and the bylaws of the General Partner and Finance Corp.; (ix) certain resolutions of the boards of directors of the General Partner and Finance Corp.; (x) certificates of officers of the General Partner and Finance Corp., including exhibits thereto, with respect to certain matters (the “Officer’s Certificates”); and (xi) such other certificates, instruments and documents we considered appropriate to render the opinions expressed herein.

In our examination and investigation of the documents listed in clauses (i) through (xi) in the above paragraph (collectively, the “Documents”), we have assumed (a) the genuineness of all signatures on, and the authenticity of, all Documents submitted to us as originals and the conformity to the original documents of all Documents submitted to us as copies, (b) that the Documents have not been and will not be, on or before the date of this opinion letter, altered or amended in any respect material to our opinions expressed herein, (c) the truthfulness of all statements of fact set forth in the Documents, (d) the due authorization, execution and delivery by the parties thereto of all Documents examined by us other than by the Issuers and the General Partner, (e) the legal capacity of all natural persons and (f) that, to the extent the Documents purport to constitute agreements of parties other than the Issuers and the General Partner, the Documents constitute valid, binding and enforceable obligations of such other parties.

The opinions expressed herein are also based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist as of the date hereof.  It should be noted, however, that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinions expressed herein could adversely affect our conclusions.

Based upon and subject to the foregoing, the statements set forth in the Prospectus Supplement under the heading “Certain U.S. Federal Tax Considerations” and in the Prospectus under the heading “Tax Consequences,” to the extent that they constitute legal conclusions and subject to the qualifications set forth therein, constitute our opinion as to the matters set forth therein.

The opinions expressed herein are strictly limited to the matters expressly stated herein, and no other or more extensive opinions are intended or implied or to be inferred beyond the matters expressly stated herein.  The opinions expressed herein are limited to the federal tax laws of the United States.  No opinion is expressed herein as to the effect the laws of any other jurisdiction might have upon the subject matter of the opinions expressed herein under any conflict of law principles or otherwise.

The opinions expressed herein are as of the date hereof, we undertake no responsibility to update such opinions after the date hereof and we assume no responsibility for advising you of any changes with respect to any matters described in such opinions that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of under the Act.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Current Report on Form 8-K of the Issuers dated on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement and to the reference to us in the Prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP